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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tenneco Thrift Plan for Hourly Employees, Tenneco Packaging 401(k) Savings Plan, Tenneco Thrift Plan and Tenneco 401(k) Savings Plan for Chippewa Falls of New Tenneco Inc. of our report dated August 9, 1996 with respect to the combined financial statements of Mobil Plastics Division of Mobil Oil Corporation for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 included in the New Tenneco Inc. Registration Statement on Form 10, as amended.

                                          Ernst & Young LLP

Buffalo, New York
December 9, 1996